Exhibit 99.1

For Release: July 5, 2007	For Further Information:
Todd Asbury, Senior Vice President & CFO
(276) 873-6288

NEW PEOPLES BANK ACQUIRES TWO FNB SOUTHEAST BRANCHES IN SOUTHWEST VIRGINIA

Honaker, Virginia, July 5, 2007 – New Peoples Bank, a wholly-owned subsidiary of New Peoples Bankshares, Inc., announced today that it acquired two FNB Southeast branches in Norton and Pennington Gap branches on Friday, June 29, 2007. New Peoples Bank assumed approximately $60.4 million in deposits and approximately $13.7 million in loans in connection with the acquisition. The branches reopened July 2nd as branches of New Peoples Bank.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a financial holding company headquartered in Honaker, Virginia, and one of the fastest growing community banks in Virginia. New Peoples Bank operates 29 full-service banking locations. Additional affiliates of New Peoples Bankshares include NPB Financial Services, Inc., an insurance and securities firm. Information about New Peoples Bank may be found on the Company’s web site: www.newpeoplesbank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by New Peoples Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including securing all necessary governmental and other approvals, the satisfaction of all conditions to the transaction, changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.